EXHIBIT 21


                           Subsidiaries of Registrant


SLT Properties, Inc., A Delaware Corporation

SLT Technology, Inc., A Delaware Corporation

Surgical Innovations & Services, Inc., A Delaware Corporation

Diversified Properties Equity Group, Inc., A Pennsylvania Corporation

SLT Rentals, Inc., formally Surgical Laser Technologies Development Corp., A Delaware Corporation